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                                                                 EXHIBIT 11.1


TRUSTED INFORMATION SYSTEMS, INC.
STATEMENT OF COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                                                              SIX MONTHS ENDED
                                                                      YEAR ENDED                                   JUNE 30,
                                             ------------------------------------------------------------     ----------------------
                                                1991       1992         1993         1994        1995          1995          1996

Common Stock Outstanding                     7,696,632   7,553,029    7,502,589    7,507,748    7,333,676     7,516,079    7,244,320

Dilutive effects of Stock Options                                                    151,987      684,903       367,841

Issuance of Cheap Stock (1)                    866,176     866,176      866,176      866,176      866,176       866,176      866,176
                                             ------------------------------------------------------------     ----------------------
   Weighted average shares outstanding       8,562,808   8,419,205    8,368,765    8,525,911    8,884,755     8,750,096    8,110,496
                                             ============================================================     ======================

(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common equivalent shares issued during the twelve month period prior to the effective date of the Company's Registration Statement at exercise prices below the assumed initial public offering price of $12.00 have been included in the calculation of cheap stock using the treasury method, as if they were outstanding for all periods presented, even if antidilutive.